SCHEDULE FOR COMPUTATION OF PERFORMANCE DATA


TOTAL RETURN

Formula in release:

P = $1,000 initial payment
T = average annual total return
n = number of years (including fractional portions)
ERV = ending redeemable value

            P(1+T) exponent n = ERV

for the period December 1, 1993 to March 31, 1994:

            1000 (1 - 2.10%) = 979

annualized percentage:

            1000 (1 - 6.17%) exponent 1/3 = 979

The formula given on page 48 of the release is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values, we have solved for T as follows,

            T =   (n/(ERV/P)) - 1

for the period December 1, 1993 to March 31, 1994:

            -.021 = (979/1000) - 1

annualized percentage:

            -.617 = (1/3/(979/1000)) - 1

and have reported those amounts as the total return.